Exhibit 10.1

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION COPY
CONFIDENTIAL

LICENSE AGREEMENT

regarding

NEFECON™

between

CALLIDITAS THERAPEUTICS AB (PUBL)

and

EVEREST MEDICINES II LIMITED

TABLE OF CONTENTS

1	BACKGROUND INFORMATION	1

2	DEFINITIONS	1

3	GRANT OF RIGHTS; SUBLICENSING	4

4	OPTION TO EXTEND THE FIELD	6

5	EXTENSION OF THE TERRITORY	6

6	COMPETING PRODUCTS	7

7	DEVELOPMENT	7

8	JOINT DEVELOPMENT COMMITTEE	9

9	REMUNERATION	11

10	REPORTS; RECORDS; AUDIT	13

11	PAYMENT TERMS	14

12	OWNERSHIP OF INTELLECTUAL PROPERTY	14

13	NEW DATA AND TERRITORY DOSSI ER	15

14	MAINTENANCE AND PROSECUTION OF PATENTS	15

15	THIRD PARTY INFRINGEMENT	16

16	INFRINGEMENT CLAIMS	16

17	TRADEMARKS	17

18	SUPPLY OF LICENSED PRODUCT BY CALLIDITAS	17

19	COMMERCIALIZATION	17

20	TRANSFER OF MANUFACTURING TECHNOLOGY	18

21	LIMITED WARRANTIES; DISCLAIMER	18

22	INDEMNIFICATION; LIABILITY	19

23	INSURANCE	22

24	CONFIDENTIALITY	22

25	TERM AND TERMINATION	23

26	FORCE MAJEURE	25

27	MISCELLANEOUS	26

28	GOVERNING LAW AND ARBITRATION	27

i

THIS LICENSE AGREEMENT (this “Agreement”) is entered into on June 10, 2019 (the “Effective Date”) and made by and between:

(1)	Calliditas Therapeutics AB (publ), corp. reg. no. 556659-9766, Wallingatan 26B, 111 24 Stockholm, Sweden (“Calliditas”) and

(2)	Everest Medicines II Limited., an exempted company organized and existing under the laws of Cayman Islands, with a registered office at Vistra (Cayman) Limited, P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 (“Licensee”).

Calliditas and Licensee are hereinafter collectively referred to as the “Parties” and individually a “Party”.

1	BACKGROUND INFORMATION

1.1	Calliditas has developed a pharmaceutical product known as Nefecon™, which consists of a patented oral formulation of budesonide with targeted release in the small intestine.

1.2	Licensee is a biotechnology company engaged in the research, development and commercialization of pharmaceutical products.

1.3	Calliditas Controls the Licensed Patents, which cover Nefecon and related Know-How (each capitalized term as defined below).

1.4	Licensee wishes to acquire license rights under the Licensed Technology for the development, manufacture, and commercialization of Licensed Products in the Field in the Territory (each capitalized term as defined below), and Calliditas is willing to grant such rights, all in accordance with the provisions of this Agreement.

1.5	In view of the above, the Parties agree as follows.

2	DEFINITIONS

In this Agreement:

2.1	“Additional Indications” has the meaning given to it in Section 4.5.

2.2	“Affiliate” means, in relation to a Party, (i) an organization, which directly or indirectly controls a Party; (ii) an organization, which is directly or indirectly controlled by a Party; or (iii) an organization, which is controlled, directly or indirectly, by the ultimate parent company of a Party. “Control" as per (i) to (iii) above is defined as owning more than 50% of the voting stock of a company or having otherwise the power to govern the financial and the operating policies or to appoint the management of an organization. Notwithstanding anything the contrary, Licensee’s Affiliates shall exclude C-Bridge Capital and its portfolio companies that do not control or are not controlled by Licensee without taking into consideration their respective relationships with C-Bridge Capital.

2.3	“Approval” means, in respect of a Licensed Product, approval by a Competent Authority permitting commercial use of the Licensed Product in the Field in the Territory or the applicable jurisdiction within the Territory.

2.4	“Arising Product IP” has the meaning given to it in Section 12.1.

2.5	“Commercially Reasonable Efforts” means making such efforts and employing such resources as would normally be made or employed by a similarly situated biotech company for a product of similar market potential at a similar stage of its product life, when utilizing sound and reasonable scientific, medical and business practice and judgment in order to develop such product in a timely manner and optimize the economic return to the Parties from its commercialization.

1

2.6	“Competent Authority” means any governmental authority responsible for granting Approval for a pharmaceutical product, including the Food and Drug Administration (FDA) in the US, European Medicine Agency (EMA) and the National Medical Products Administration (NMPA) in China.

2.7	“Competing Product” means any pharmaceutical product (other than Licensed Product) which in the clinical development stage, or is approved for the treatment of IgA nephropathy, other than [**].

2.8	“Confidential Information” has the moaning given to it in Section 24.2.

2.9	“Control” means with respect to any intellectual property right or other intangible property, that a Party or one of its Affiliates owns or has a licence or sub-licence to use such right or item and where such Party is purporting to grant access, license or sub-license such right (as appropriate), that such Party is entitled to do so without being in breach of the terms of any agreement or other arrangement with a third party.

2.10	“Designated Manufacturer” has the meaning given to it in Section 20.1.

2.11	“Development Plan” has the meaning given to it in Section 7.3.

2.12	“Disclosing Party” has the meaning given to it in Section 24.1.

2.13	“Dossier” means the documents filed by Calliditas with Competent Authorities for the purpose of obtaining and maintaining an authorization to conduct clinical trials regarding a Licensed Product or for the purpose of obtaining and maintaining an Approval for a Licensed Product.

2.14	“Field” means (i) IgA Nephropathy and (ii) any Additional Indications which are added to the Field in accordance with Section 4.

2.15	“First Commercial Sale” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the first arm’s length commercial sale of such Licensed Product by Licensee or an Affiliate or permitted sublicensee to a third party for end use in such country after grant of an Approval for such Licensed Product in the applicable country or jurisdiction. For the avoidance of doubt, supply of Licensed Product as samples or to patients for compassionate use, named patient use, clinical trials or other similar purposes shall not be considered a First Commercial Sale.

2.16	“Fully Burdened Cost of Goods” means [***].

2.17	“Generic Product” means a product allowing targeted release of the same active pharmaceutical ingredient as the Licensed Product in the small intestine that (a) obtained Approval by referencing or relying on (in whole or In part) such active pharmaceutical ingredient, any regulatory approval of the Licensed Product or data contained In such approval, and (b) is sold by a third party, which is not an Affiliate or permitted sublicensee of Licensee.

2.18	“Improvements” means any improvements, refinements, enhancements or modifications of the Licensed Technology, including any inventions, know-how, results, data, materials, process and other information related to the composition of matter or formulation of the Licensed Product.

2.19	“Infringement Claim” has the meaning given to it in Section 16.1.

2.20	“IMPs” means Licensed Products and/or placebos of Licensed Products to be used in clinical trials as investigational medicinal products.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2

2.21	“IND” means an investigational new drug application or similar application which is required to commence clinical trials in humans of a pharmaceutical product submitted to a Competent Authority.

2.22	“Indemnified Party” has the meaning given to it in Section 22.3.

2.23	“Indemnitees” has the meaning given to it in Section 22.1.

2.24	“JDC” has the meaning given to it in Section 8.1.

2.25	“Know-How” means scientific, technical and other information that is not in the public domain, including proprietary developments, ideas, designs, concepts, techniques, processes, inventions, research materials, discoveries and research results (without regard to whether such information is patentable or copyrightable), which is Controlled by Calliditas or its Affiliates as of the Effective Date or during the Term, and which is necessary or reasonably useful for Licensee’s development, use, promotion, sale, offer for sale or importation or commercialization of Licensed Product in the Field in the Territory.

2.26	“Licensed Patent(s)” means all patent applications and patents that are Controlled by Calliditas or its Affiliates as of the Effective Date or during the Term, and which claims the composition of matter or formulation of, or method of making or using, the Licensed Product. Licensed Patents existing as of the Effective Date are listed in Appendix 1, including the inventions claimed therein, and Licensed Patents shall include any and all patents and patent applications issuing therefrom and all foreign counterparts, divisions, continuations, continuations-in-part, extensions, substitutions, renewals, registrations, revalidations, reissues, provisional applications thereof.

2.27	“Licensed Product(s)" means Nefecon, as described in more detail in Appendix 2, including any improvements or modifications thereof, all dosage forms, formulations, combinations, presentations and package configurations.

2.28	“Licensed Technology” means the Licensed Patents and the Know-How.

2.29	“Losses” has the meaning given to it in Section 22.1.

2.30	“Manufacturing IP” has the meaning given to it in Section 20.2.

2.31	“Milestone Due Date” has the meaning given to it in Section 7.7.

2.32	“Milestone Event" has the meaning given to it in Section 9.2.1.

2.33	“Milestone Payment” has the meaning given to it in Section 9.2.1.

2.34	“NDA” means new drug application, i.e. an application for approval by a Competent Authority permitting commercial use of a pharmaceutical product in an indication in the Field in a country or jurisdiction in the Territory.

2.35	“Net Sales” means [***].

2.36	“New Data” means, in respect of any Licensed Product, all data, information or results generated in the performance of any clinical studies, preclinical studies (including pharmacological and toxicological studies) or chemistry, manufacturing, control and analytical studies in respect of such Licensed Product conducted by or on behalf of Licensee or its Affiliates in the course of carrying out the development and commercialization of such Licensed Product in accordance with this Agreement.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

3

2.37	“Product Data” means in respect of any Licensed Product, all data, information or results generated in the performance of any clinical studies, preclinical studies (including pharmacological and toxicological studies) or chemistry, manufacturing, control and analytical studies in respect of such Licensed Products conducted by or on behalf of Calliditas or its Affiliates before the Effective Date or during the Term.

2.38	“Prosecution” has the meaning given to it in Section 14.1.

2.39	“Recipient” has the meaning given to it in Section 24.1.

2.40	“Regulatory Documentation” has the meaning given to it in Section 7.8.

2.41	“Regulatory Exclusivity” means, with respect to a Licensed Product in a country or jurisdiction in the Territory, any exclusive marketing right, data protection or other exclusive right, other than a patent right, conferred by any Competent Authority or otherwise under applicable law with respect to such Licensed Product in such country or jurisdiction in the Territory, including new drug exclusivity, new indication or use exclusivity, pediatric exclusivity or orphan drug exclusivity.

2.42	“Senior Executives” means the CEO of Calliditas and the CEO of Licensee.

2.43	“Term” has the meaning given to it in Section 25.1.

2.44	“Territory” means (i) Greater China, including Mainland China, Taiwan, Hong Kong and Macau, (ii) Singapore, and (iii) any additional geographical territories agreed between the Parties in accordance with Section 5.

2.45	“Territory Development” has the meaning given to it in Section 7.1.

2.46	“Territory Dossier” means the documents filed by or on behalf of Licensee, its Affiliates or permitted sublicensees with Competent Authorities in the Territory for the purpose of obtaining and maintaining an authorization to conduct clinical trials regarding a Licensed Product or for the purpose of obtaining and maintaining an Approval for such Licensed Product in the Territory.

2.47	“Third-Party License” has the meaning given to it in Section 9.4

2.48	“Trademarks” has the meaning given to it in Section 17.

2.49	“Trial” means Calliditas’ global pivotal Phase 3 clinical study of the Licensed Product in IgA nephropathy.

2.50	“Valid Claim” means any claim contained in a pending patent application (pending no more than [***] from its earliest priority date) or an issued and unexpired patent (including extensions thereof and supplementary protection certificates) which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise.

3	GRANT OF RIGHTS; SUBLICENSING

3.1	Subject to the terms and conditions of this Agreement, Calliditas hereby grants to Licensee an exclusive (also in relation to Calliditas and its Affiliates), royalty-bearing, non-transferrable (except as set forth in Section 27.1), sub-licensable (subject to Section 3.4 below) right and license, under the Licensed Technology and Calliditas’ share in Arising Product IP, to research, make, have made, use, have used, develop and have developed, improve, have improved, import and have imported, export and have exported within the Territory, lease, distribute, have distributed, sell and have sold Licensed Products in the Field in the Territory.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4

3.2	Further, Calliditas hereby grants to Licensee an exclusive (also in relation to Calliditas and its Affiliates) non-transferrable (except as set forth in Section 27.1), sublicensable (subject to Section 3.4 below) right and license to use and reference the Dossier and the Product Data in the Field in the Territory solely for the purpose of obtaining relevant Approvals for Licensed Products in the Field in the Territory.

3.3	Notwithstanding the foregoing, Calliditas may always manufacture or have manufactured Licensed Products in the Territory, for use outside the Territory, subject to prior written notification and coordination with Licensee with respect to regulatory matters.

3.4	Licensee shall be entitled to grant sub-licenses of its rights under this Agreement to (i) its Affiliates (however, only for as long as they remain Affiliates of Licensee) upon written notice to Calliditas, and (ii) to other third parties with the prior written consent of Calliditas, which shall not be unreasonably withheld, in each case provided that:

a)	the sublicensee may not grant any sub-sub-licenses without the prior written consent of Calliditas;

b)	the sublicence shall include obligations on the sublicensee that are equivalent to the obligations on Licensee under this Agreement and limitations of liability that are equivalent to those set out in this Agreement;

c)	the sublicense shall terminate automatically on the termination of this Agreement for any reason, unless the Parties otherwise agree in writing;

d)	within [***] of the grant of any sublicense, Licensee shall provide to Calliditas a true copy of it, and the Licensee may redact information not pertaining to the Licensee’s obligations under this Agreement, such as information on products other than the Licensed Product, or sensitive business information of the sublicensee that do not pertain to Licensee’s obligations under this Agreement; and

e)	Licensee shall be responsible for any breach of the sublicense by the sub licensee, as if the breach had been that of Licensee under this Agreement, and Licensee shall indemnify Calliditas against any loss, damages, costs, claims, or expenses that are awarded against or suffered by Calliditas as a result of any such breach by the sublicensee, all pursuant to Article 22.

3.5	Notwithstanding anything to the contrary, Licensee shall have the right to engage subcontractors in the course of its development, manufacture and/or commercialization of the Licensed Product in the Field and Territory, and Licensee shall remain primarily responsible for the performance of such subcontractors under this Agreement.

3.6	Within [***] after the Effective Date, Calliditas shall, upon Licensee’s request and against no additional cost for Licensee, provide Licensee with access to the Dossier and all non-clinical (to the extent necessary or reasonably useful for Regulatory Approval in the Territory), clinical and regulatory Know-How existing as at the Effective Date and in Calliditas’ possession. The same shall apply with respect to new Know-How which is generated during the Term, which shall be provided by Calliditas to Licensee at no additional cost.

3.7	Except for the license and option expressly granted under Section 3.1 and Section 4, Calliditas reserves all its rights. Without prejudice to the generality of the foregoing, Calliditas grants no rights to any intellectual property other than the Licensed Technology and reserves all rights under the Licensed Technology outside the Field (but subject to Section 4) and the Territory (but subject to Section 5).

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5

4	OPTION TO EXTEND THE FIELD

4.1	If and when Calliditas decides, in its sole discretion, to initiate a registration clinical study to develop and pursue other indications for the Licensed Product (in addition to IgA Nephropathy), Calliditas shall promptly give Licensee written notice thereof, together with a global development plan describing Calliditas’ plan for the development of the Licensed Product.

4.2	Licensee shall have an exclusive option to extend the Field to include also such additional indication(s) against no additional compensation (other than the payment of Milestone Payments for additional indications as set out in Section 9.2 below).

4.3	If Licensee wishes to exercise the option granted in Section 4.2 above, Licensee shall give written notice thereof to Calliditas within [***] after Calliditas’ notice in accordance with Section 4.2 above. If Licensee chooses not to exercise its option or if Licensee does not give such notice within the time stipulated, the exclusive option in Section 4.2 shall lapse and Calliditas shall, unless Licensee pays [***] USD per indication, be free to pursue such additional indications, either by itself or through a licensee. If Calliditas enters into negotiations in order to appoint a licensee for such additional indication(s) it shall ensure that the appointed licensee undertakes not to market and sell the product for indications licensed to Licensee. Calliditas also undertakes to inform the Licensee that it intends to enter into such agreement with another party or launch the Licensed Product for such additional indication(s) in the Territory, at least [***] prior to finalizing such agreement or the anticipated launch date (as applicable), and Licensee will have the right to exercise the option under Section 4.2 (the “Catch Up Option”), provided that, if Calliditas has previously provided Licensed notification with respect to such indication under Section 4.1 and Licensee has caused the exclusive option in Section 4.2 to lapse without exercising such option at such time, such Catch Up Option exercise shall only become effective if (i) Licensee makes the [***] USD payment to Calliditas for such indication in the event Calliditas informs the Licensee that it intends to enter into such agreement with another party and plans to finalize such third party agreement in approximately [***], or, as the case may be (ii) Licensee makes the [***] USD payment to Calliditas and reimburses Calliditas for costs incurred by Calliditas up to that point for the Development of the Licensed Product for such indication reasonably allocated to the Territory, in the event Calliditas informs the Licensee that it intends to launch the Licensed Product by itself in the Territory.

4.4	If Licensee, in other cases than set out in Section 4.1 above, wishes to extend the Field to other indications in addition to IgA Nephropathy, Calliditas agrees to consider Licensee’s request in good faith, provided that there in Calliditas reasonable opinion is a sound scientific and medical basis for such extension and that such extension does not interfere with Calliditas contractual obligations and existing commercialization of Licensed Products. In addition, Licensee shall provide to Calliditas a development plan describing Licensee’s plan for the development of the Licensed Product, as well as market potential and pricing estimates for such additional indication.

4.5	If the Parties extend the Field to additional indications in accordance with this Section 4 such additional indications shall thereafter be included in the definition of Field and referred to as “Additional Indications".

5	EXTENSION OF THE TERRITORY

During the Term, the Parties may extend the Territory by adding geographical territories as mutually agreed by the Parties in writing. Such additional geographical territories shall thereafter be included in the Territory. Subject to any prior exclusive or non-exclusive rights granted by Calliditas to a third-party in such additional geographical territories, Calliditas shall consider a request from Licensee to extend the Territory in good faith, provided that Licensee can demonstrate, to Calliditas’ reasonable satisfaction, that it has the necessary resources and capacity to carry out the development and commercialization of the Licensed Product in accordance with this Agreement in such additional geographical territories. Such extension will require additional payments to be negotiated and paid.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

6

6	COMPETING PRODUCTS

6.1	Licensee represents and warrants that, neither it nor any of its Affiliates is currently researching, developing, marketing, selling, or otherwise commercializing any Competing Product in the Territory, nor has any of them entered into an agreement with any other person with respect to any Competing Activities in the Territory. After the Effective date, Licensee shall not, either by itself or with an Affiliate or a Third Party: (a) conduct any clinical development program directed at evaluating the efficacy of a Competing Product in patients with IgAN in the Territory within [***] after the Effective Date; or (b) market or sell any Competing Product in the Territory within [***] after the Effective Date (the “Competing Activities”), provided that the activities described in subsection (b) shall not be deemed Competing Activities for so long as Licensee in addition pays Calliditas royalties on the Net Sales (applied mutatis mutandis) of such Competing Product in the Territory at royalty rates that are [***] of what would be the applicable royalty rate for the Licensed Product under Article 9 for the same sales tier. Licensee shall notify Calliditas promptly if it commences any Competing Activities in the Territory, by itself or with an Affiliate or Third Party. During the first [***]after the Effective Date, Licensee shall also inform Calliditas promptly if Licensee becomes aware of any such plans or actions taken by C-Bridge Capital (subject to any confidentiality obligation of Licensee to C-Bridge Capital or a Third Party), however this shall not create any termination rights.

6.2	Notwithstanding 6.1, Licensee should however be free to in-license or develop products with an indication of IgA nephropathy, which is [***].

6.3	For the avoidance of doubt, Licensee’ breach of this Section 6 shall constitute a material breach of this Agreement, giving rise to Calliditas’ right to terminate pursuant to Section 25.2.4.

6.4	In the event that a third party becomes an Affiliate of Licensee after the Effective Date through merger, acquisition, consolidation or other similar transaction, and such third party, as of the closing date of such transaction, is engaged in the conduct of Competing Activities:

a)	then Licensee and its new Affiliate shall have [***]from the closing date of such transaction to wind down or Divest such Competing Program, and its new Affiliate’s conduct of such Competing Program during such [***] period shall not deemed a breach of Licensee’s exclusivity obligations set forth above; provided that such new Affiliate conducts such Competing Program during such [***] period independently of the activities of this Agreement and does not use any Licensed Technology or Arising Product IP in the conduct of such Competing Program.

For the purpose of Section 6.4, “Divest” means the sale or transfer of rights to the Competing Activities to a Third Party without the right to conduct additional development, manufacture and/or commercialization activities.

7	DEVELOPMENT

7.1	Licensee shall use Commercially Reasonable Efforts to develop the Licensed Product in the Field in the Territory and to obtain, support and maintain Approval of the Licensed Product in the Field in the Territory (“Territory Development”).

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

7

7.2	Licensee shall be responsible for conducting all clinical trials with respect to the Licensed Product in the Territory, including any clinical trials conducted at sites in the Territory as part of the Trial as the regulatory agent of Calliditas in the Territory (collectively, the “Territory Activities”). Licensee shall be responsible for all costs and expenses for the Territory Activities. For clarity, with respect to the ongoing global clinical Trial, Licensee shall only be responsible for the incremental cost associated with all of the clinical development related program, including data capture, safety and other relevant local cost components and regulatory approval process in the Territory. For any other future clinical trials, the Licensee shall be exclusively responsible for all related Territory Activities at its sole expense as well as a reasonable portion (not to exceed [***]) of [***]) incurred after the Effective Date, and shall, subject to the prior written approval not unreasonably withhold, have the exclusive right to incorporate any non-material modifications or developments to the Licensed Products that may be necessary due to Territory regulatory requirements. For clarity, this does not allow the Licensee to modify the manufacturing process, or alter any of the product specific components which might affect the patent protection of the product, in each case without the express written consent of Calliditas.

7.3	Both Parties will work jointly, through the JDC, and agree upon a plan for the Territory Development, which describes in reasonable detail the planned activities and timelines for the Territory Development (the “Development Plan”). Any Territory Development conducted by Licensee under this Agreement on the Products shall be conducted pursuant to the Development Plan. The Development Plan shall be focused on efficiently obtaining Approval for the Licensed Product in the Field in the Territory, while taking into consideration potential development, regulatory approval or commercial impacts on the Licensed Product outside of the Territory.

7.4	Calliditas shall allow Licensee to participate in the Trial at clinical sites in the Territory and enroll up to [***] in the Territory, as part of the Trial, provided that:

a)	Licensee performs the Trial in the Territory in accordance with the applicable study protocol for the Trial, all applicable laws and regulations governing clinical trials and the reasonable instructions provided by Calliditas from time to time so long as such instructions are not inconsistent with the requirement of applicable laws or the regulatory authorities in the Territory, but which do not impact the validity and potential approvability of the global protocol as presently accepted by the FDA and EMA; and

b)	With respect to any global clinical trial other than the Trial, Calliditas’ timelines for the clinical trial and Calliditas’ regulatory path for Approval of the Licensed Product outside the Territory are not adversely affected or impaired.

7.5	If the Territory Activities portion of the Trial is not completed within Calliditas’ overall timeline for the Trial, Calliditas may in its sole discretion perform data lock on the overall Trial without regard that such Territory Activities are not yet completed and proceed with regulatory filings outside the Territory, provided that Calliditas shall continue to provide Licensee with regulatory support and supply Licensee with quantities of Licensed Product as required for Licensee to complete the Territory Activities as set forth in the Development Plan. Licensee shall have the right to continue to perform the remaining portion of the Territory Activities set forth in the Development Plan in accordance with the study protocol for the Trial through an amendment of the study protocol and enroll additional patients in the study to complete the Territory Activities as set forth in the Development Plan even though the Trial outside the Territory has been completed. Licensee shall also have the possibility to recruit [***] to the extent that this is required for Territory Approval. [***].

7.6	Each Party shall keep the other Party reasonably informed regarding the progress of the development and any interactions with Competent Authorities in the Territory and outside the Territory. For as long as the development of the Licensed Products is ongoing, Licensee shall provide written reports to the JDC, describing in reasonable detail on all past, current, and projected activities taken or planned to be taken by Licensee in accordance with the Development Plan.

7.7	Without prejudice to the generality of Licensee’s obligations under Section 7.1, Licensee shall achieve the following milestone events by the following dates (each a “Milestone Due Date”), provided that the Milestone Due Dates shall be extended by delays outside Licensee’s reasonable control, including without limitation for safety or efficacy issues, or regulatory delays, lack of supply for the Licensed Product, delay by Calliditas on its performance under this Agreement, or any force majeure events:

Milestone Event	Milestone Due Date
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8

7.8	If Licensee fails to meet the Milestone Due Date, Calliditas may terminate this Agreement in accordance with Section 25.2.3. Licensee shall be responsible, at its own expense, for preparing all submissions, documents or other correspondence submitted to Competent Authorities with respect to the Licensed Products in the Field in the Territory (collectively, the “Regulatory Documentation”). Calliditas shall have the right to review and comment on all Regulatory Documentation prepared by Licensee, and Licensee shall reasonably consider Calliditas’ comments in good faith with respect to such Regulatory Documentation. Upon Licensee’s reasonable request, Calliditas will cooperate to assist Licensee in its efforts to timely prepare and submit any Regulatory Documentation to obtain, support, or maintain Approvals for any Licensed Products, including preclinical packages, IND and NDA filings. In addition, Calliditas shall make its regulatory personnel reasonably available to Licensee for consultation between the regulatory teams of the Parties, and Licensee shall reimburse Calliditas for the documented out-of-pocket expenses reasonably incurred in connection with travel and accommodation as requested by Licensee for Calliditas to provide such consultation.

8	JOINT DEVELOPMENT COMMITTEE

8.1	Calliditas and Licensee shall form a joint development committee (the “JDC”), which will be comprised of an equal number of representatives from Calliditas and Licensee. Each Party shall identify one of its representatives to act as co-chair, representing that Party. In addition, each Party shall designate a project leader or alliance manager to act as the primary day-to-day contact for that Party in relation to the development, who shall not be a JDC representative but may attend the JDC meetings and bring issues to the JDC’s attention. Each Party may from time to time change its representatives on the JDC by notifying the other Party with the name of its new representative.

8.2	The JDC shall be responsible for overseeing the development of the Licensed Product in the Field in the Territory and shall serve as a forum for information exchange for the development of the Licensed Product outside the Territory. The JDC’s responsibilities include the following:

a)	prepare the initial Development Plan and decide whether or not to make modifications and variations to the Development Plan, proposed or requested by either Party;

b)	coordinating the activities of the Parties pursuant to the Development Plan and this Agreement; and

c)	monitoring the progress of the activities carried out in accordance with the Development Plan.

9

8.3	The JDC shall meet (either in person or by telephone conference) on a regular basis and at least once each calendar quarter. Each Party shall bear all travel and related costs for its representatives’ attendance at the JDC’s meetings.

8.4	The quorum for a meeting of the JDC shall be two individuals, one representing each Party. No valid meeting of the JDC may be held unless a quorum is present and all Parties have received not less than 14 days’ notice of the meeting.

8.5	Minutes shall be kept at all meetings of the JDC and such minutes shall be circulated for approval within ten business days after the meeting.

8.6	The JDC shall endeavor to make decisions by consensus. If the JDC does not reach a consensus agreement with respect to any material decision within 10 business days following a vote on such decision, the matter may, at the request of either Party, be referred to the Senior Executives for resolution. The Senior Executives shall meet within 15 business days and attempt to resolve the matter in good faith. If the Senior Executives do not reach agreement on such matter within 30 business days after the date on which the matter is referred to them, then such matter shall be resolved in accordance with the following:

a)	Changes to the Development Plan require mutual agreement; provided however that Licensee shall have the right to make changes to the Development Plan required by Competent Authority in the Territory and/or necessary to comply with applicable laws and regulations in the Territory, provided that (i) Calliditas shall have the ultimate right to reject any proposed change for the ongoing clinical Trial if the proposed change in its sole opinion adversely affects the ongoing Trial, and (ii) for other future global trials, Calliditas shall have the ultimate right to decide not to include (or not to fully include) the Development of the Licensed Product in the Territory as part of any future global Trial if such inclusion in its reasonable opinion would materially adversely affect the global Trial, and Licensee shall have the right to conduct separate development activities in the Territory to satisfy the requirement of Competent Authority in the Territory to the extent such activities are not included as part of the global Trial;

b)	Calliditas shall have the final decision-making authority relating to matters outside the Territory; and

c)	Licensee shall have the final decision-making authority relating to matters in the Territory, subject to Section 8.6(a).

8.7	Neither Party may exercise its decision-making authority under Section 8.6 in a manner that would require the other Party to perform an act that would violate any applicable laws. Further, Licensee may not exercise its decision-making authority or withhold consent on matters requiring mutual agreement under Section 8.6 in a manner that can be reasonably expected to have an adverse and material effect on (i) the development or regulatory approval process for the Licensed Product outside the Territory, or (ii) the Trial and any other clinical trials conducted under the Development Plan and/or the regulatory approval of such Trial and/or such other clinical trials.

8.8	For the avoidance of doubt, the JDC shall not have the power to make any changes to the provisions of this Agreement other than the Development Plan, which may be amended as stated above. Any amendments of the Agreement shall be made in accordance with Section 27.7 below.

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9	REMUNERATION

9.1	Upfront payment

Licensee shall pay to Calliditas the non-refundable, non-deductible amount of 15 million USD within [***] from the Effective Date.

9.2	Milestone payments

9.2.1	Upon achievement of each of the milestone events set out in the following table (“Milestone Event”) for the Licensed Product, Licensee shall pay to Calliditas the non-refundable, non-creditable amounts set out next to such milestone event in the table (“Milestone Payment”):

Milestone Event	Milestone Payment
Clinical Development Milestones - IgA Nephropathy
[***]	[***] USD
[***]	[***] USD
[***]	[***] USD
[***]	[***] USD
[***]	[***] USD
[***]	[***] USD
Subtotal	[***] USD

Clinical Development Milestones - Additional Indications (if any)
[***]	[***] USD
[***]	[***] USD
Sub total	[***] USD

Commercial Milestones
For the first year in which trailing 12 months Net Sales for all Licensed Products (i.e. all indications in the Field) exceeds [***] USD in the Territory	[***] USD
For the first year in which trailing 12 months Net Sales for all Licensed Products (i.e. all indications in the Field) exceeds [***] USD in the Territory	[***] USD
For the first year in which trailing 12 months Net Sales for all Licensed Products (i.e. all indications in the Field) exceeds [***] USD in the Territory	[***] USD
For the first year in which trailing 12 months Net Sales for all Licensed Products (i.e. all indications in the Field) exceeds [***] USD In the Territory	[***] USD
Sub total	[***] USD

Total	[***] USD

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

11

9.2.2	The above milestones are due irrespective if they are met by Licensee, its Affiliates and/or its permitted sublicensees.

9.2.3	The Milestone Payments are only payable on the initial achievement of the relevant Milestone Event and no additional payment shall be due hereunder for subsequent or repeated achievements of such Milestone Event regardless of how many time such Milestone Event has occurred for one or more Licensed Products, except as regards the Milestone Event for Additional Indications which may result in two Milestone Payments totaling [***] USD (if the Milestone Event is achieved with two different Additional Indications). If a Milestone Event for the Licensed Product is not achieved because development or commercialization activities occurred such that achievement of such earlier Milestone Event was unnecessary or did not otherwise occur, then upon achievement of the next Milestone Event, the Milestone Payment applicable to such earlier skipped milestone event will also become due with respect to such Licensed Product, provided that, if Calliditas or its Affiliate or other licensee does not obtain conditional NDA Approval for the Licensed Product for the first indication from either FDA or EMA before obtaining the full NDA Approval for the Licensed Product therefrom for the same indication, then [***].

9.2.4	The Milestone Payment shall be paid within [***] from the achievement of a Milestone Event.

9.3	Royalties

9.3.1	Licensee shall pay to Calliditas a royalty on Net Sales of Licensed Products in the Territory as calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of incremental, aggregated annual Net Sales. The royalty rate shall be determined individually for each Licensed Product (i.e. on an indication-by-indication basis).

For Portion of Annual Net Sales (per Licensed Product) in the Territory	Royalty rate
Up to [***]USD	[***]%
> [***] USD - [***] USD	[***]%
> [***] USD	[***]%

9.3.2	Royalties on Net Sales are payable on a Licensed Product-by-Licensed Product and country-by-country or region-by-region basis (determined based on the jurisdiction of the applicable patent and/or regulatory authority). The royalty term in each country shall be the later of (i) twelve (12) years from the First Commercial Sale of the Licensed Product in such country, (ii) the expiration of the last-to-expire Valid Claim of the Licensed Patents and any patents covering Arising Product IP in such country or region, and (iii) the expiration of all Regulatory Exclusivity for such Licensed Product in such country or region.

9.3.3	Royalties due under this Agreement shall be paid within [***] of the end of each quarter ending on 31 March, 30 June, 30 September, and 31 December, in respect of Net Sales made during such quarter and within [***] of the termination of this Agreement.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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9.4	Royalty stacking

If the development, manufacture or commercialization of the Licensed Product in the Field and the Territory requires (i.e. there is no commercially reasonable alternative), a license from any third-party party (“Third-Party License”) in order to avoid infringing such third party’s patent(s) in the course of the development, manufacture or commercialization of the Licensed Products, the royalties payable under this Agreement shall be reduced by [***]% of the royalty amount paid under the Third-Party License on a country-by-country basis, provided that the amount of royalty payable by Licensee to Calliditas totally or in any given calendar year, on a country-by-country-basis, shall not be reduced by more than [***]% of the amount that would have been payable in the absence of this Section 9.4. Licensee shall notify Calliditas of any obligation to obtain a Third-Party License and provide sufficient documentation to show the existence of such obligations or commercial necessity and its relation to the Licensed Patents. The deductions referred to in this Section 9.4 shall only be made where the infringement of the third-party patent arises from the use of the inventions claimed in the Licensed Patents in accordance with the provisions of this Agreement, and not from the use of any other intellectual property that Licensee chooses to use in the manufacture or sale of any Licensed Product.

9.5	Generic Product

9.5.1	If a Generic Product is being sold during a reporting period in the royalty term, the royalties payable in relation to the Licensed Product shall be reduced by the percentage equal to the market share of the Generic Product sold in that market during the relevant reporting period up to a maximum reduction of [***]%.

9.5.2	Licensee shall promptly notify Calliditas on becoming aware that a Generic Product is sold and shall including the market share of the Generic Product in its royalty reports.

For the purposes of this Section 9.5, the Generic Product’s market share shall be assessed by reference to sales value using recognized reference data published by IMS Health or equivalent industry accepted source on a moving annual basis.

9.6	Limitation

If royalty reductions are available under both Sections 9.4 and 9.5 above, the reduction in Section 9.4 shall be applied first. In no event shall royalty reductions pursuant to Sections 9.4 and 9.5 above result in that the royalties payable by Licensee to Calliditas totally or in any calendar year, on a country-by-country-basis, are reduced by more than [***]% of the amount that would have been payable in the absence of such reductions.

10	REPORTS; RECORDS; AUDIT

10.1.1	In connection with payment of royalties on Net Sales, Licensee shall provide Calliditas with a written report concerning the calculation of royalty payable by Licensee to Calliditas hereunder. Each such report shall contain total number of units of Licensed Products sold or transferred by Licensee or its Affiliates or sub-licensees during the most recent calendar quarter, together with any exchange rates used for conversion, and total royalties due.

10.1.2	Receipt or acceptance by Calliditas of any of the reports furnished pursuant to Section 10.1.1 above or of any sums paid hereunder shall not preclude Calliditas from questioning the correctness thereof based on the audit conducted in accordance with Section 10.1.3, and in the event any inconsistencies or mistakes are discovered in such reports or payments, they shall be promptly rectified and appropriate payment, if necessary, shall be made by Licensee of any amounts.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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10.1.3	Licensee shall maintain, and cause to be maintained, for a period of [***] following the end of the calendar year to which they pertain, full and true books of accounts and other records in sufficient detail so that the royalties and other payments payable to Calliditas hereunder can be properly ascertained. These records shall be ready for inspection and examination during normal business hours upon no less than [***] business days’ written notice, by an independent auditor bound by a confidentiality agreement or professional secrecy, for the purpose of verifying correct royalty payments. Licensee shall co-operate at such audit and shall give any explanations that may reasonably be requested. The cost for such audit shall be borne by Calliditas. However, and without prejudice to any other remedy or action available due to breach of this Agreement, if the audit should determine a discrepancy between royalty reported and the royalty actually due resulting in underpayment of royalties of more than [***]% or if the audit (of such books, accounts or records) should determine a material discrepancy between permitted use under this Agreement and actual use of the Licensed Technology, then the cost and expense of the audit shall be borne by Licensee. Licensee shall promptly pay to Calliditas all amounts determined by any inspection to be due to Calliditas, with interest in accordance with Section 11.1.2 below from the date the same should have been paid.

10.1.4	Licensee shall impose corresponding obligations on its sub-licensees and procure corresponding audit rights for Calliditas in relation to Licensee’s sub-licensees for the same purpose.

11	PAYMENT TERMS

11.1.1	All payments under this Agreement shall be made in USD. For the purpose of computing payments made in a currency other than USD, such currency shall be converted into USD at the conversion rates used by Licensee in the rest of its business to consolidate foreign currencies, provided only that such rates are obtained from a credible source and are applied in a manner consistent with generally accepted accounting principles.

11.1.2	If Licensee at any time should fail to make payment in full on the due date under this Agreement, Calliditas may claim interest on the sum overdue until payment is made, based on the current reference interest rate of the Swedish Central Bank plus [***] percentage units, per annum, provided that for the first [***] of delay the interest rate shall be [***] percentage units.

11.1.3	All sums payable under this Agreement are exclusive of any value added tax or any other sales tax or duties, which where applicable, shall be payable by the payer in addition to any sum in respect of which they are calculated.

11.1.4	Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising from the activities performed by such Party in accordance with this Agreement.

11.1.5	If Licensee is required to deduct or withhold any withholding taxes, charges or other duties on the royalties or other amount payable to Calliditas hereunder, it will (a) promptly notify Calliditas of such requirement, (b) pay to the relevant authorities the full amount to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Calliditas, and (c) promptly forward to Calliditas an official receipt (or certified copy), or other documentation reasonably acceptable to Calliditas and obtainable by Licensee, evidencing such payments to such authorities. The Parties agree to co-operate in all respects necessary to take advantage of available double taxation agreements. If either Party changes its proposed set-up and payment flows in a manner that affect the tax obligation under this Agreement, it shall be fully responsible for any consequences to the extent attributable to such changes regarding withholding taxes, charges or other duties.

12	OWNERSHIP OF INTELLECTUAL PROPERTY

12.1	Any intellectual property which is created, conceived, reduced to practice or invented by or on behalf of Licensee during the Term that are specifically directed to the method of making or using, Licensed Product shall be deemed “Arising Product IP” which shall be jointly owned by the Parties in equal parts.

12.2	For clarity, Calliditas shall be the sole owner of any Improvements and other intellectual property which are created, conceived, reduced to practice or invented by or on behalf of Calliditas or its Affiliates.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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12.3	Licensee agrees to grant, hereby grants, and shall cause to be granted to, Calliditas an exclusive (also towards Licensee and its Affiliates), royalty-free, perpetual, irrevocable license (including the right to grant sub-licenses) under Licensee’s share in the Arising Product IP to use the Arising Product IP for any purpose outside the Territory.

12.4	Any Improvements which are generated by or on behalf of Calliditas during the Term related to the Licensed Product shall be automatically included under the license granted to Licensee by Calliditas pursuant to Section 3.1 with no additional charge to Licensee, and become part of the Licensed Technology. The Parties shall update the Licensed Technology accordingly.

12.5	Any Arising Product IP will be subject to Licensee’s exclusive rights within the Field and the Territory, and Calliditas’ exclusive rights outside the Territory, as set forth in Section 3.1 and this Section 12.

12.6	The Parties agree that patent law on inventorship in a jurisdiction shall determine the inventorship of any invention in such jurisdiction and the names of the inventors on any patent filings, whether sole or joint inventions, which arise in connection with activities conducted pursuant to this Agreement; provided that if a jurisdiction’s laws are silent as to inventorship or the naming of inventors, the laws governing this Agreement pursuant to Section 28.1 shall be determinative.

12.6.1	Licensee warrants that it will procure ownership of and perfect the rights in and to the Arising Product IP from its employees and consultants by obligating such personnel in writing to assign such Arising Product IP to Licensee.

13	NEW DATA AND TERRITORY DOSSIER

13.1	New Data shall be jointly owned by the Parties in equal parts.

13.2	Licensee shall as soon as practicable make available to Calliditas all New Data as well as any other all information and documentation regarding Licensee’s development and regulatory activities that is necessary or useful for the development and regulatory activities with respect to Licensed Products outside the Territory. Calliditas’ share in the New Data is subject to the exclusive license granted to Licensee hereunder pursuant to Section 3.1 with no additional charge to Licensee, and the Parties shall update the Licensed Technology accordingly.

13.3	Licensee hereby grants Calliditas an exclusive (also in relation to Licensee and its Affiliates), royalty-free, perpetual, irrevocable license (including the right to grant sublicences) under Licensee’s share in the New Data to use New Data for any purpose outside the Territory. Without limiting the generality of the foregoing, Licensee hereby grants to Calliditas an exclusive right to reference and use the Territory Dossier in development and regulatory activities with respect to Licensed Products outside the Territory.

13.4	Calliditas undertakes to treat New Data and the Territory Dossier in accordance with Section 24 (Confidentiality) and all applicable laws and regulations concerning data protection.

14	MAINTENANCE AND PROSECUTION OF PATENTS

14.1	Calliditas shall be responsible, at its discretion, for the preparation, filing, prosecution and maintenance (“Prosecution”) of the Licensed Patents and any patent applications and patents covering Arising Product IP. Calliditas shall provide Licensee with an opportunity to comment on decisions related to the Prosecution of the Licensed Patents in the Territory and any patents covering Arising Product IP and shall take into reasonable consideration the commercial strategy of Licensee in the Territory.

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14.2	Calliditas shall bear all costs and expenses for the Prosecution of the Licensed Patents but Licensee shall provide such assistance, including signing such documents and taking such legally permitted actions, as requested by Calliditas to evidence and perfect Calliditas rights in and ownership of the Licensed Patents.

14.3	The Parties shall share equally all costs and expenses incurred in connection with the Prosecution of Arising Product IP, provided, however, that either Party may decline to carry the responsibility for such costs on a country-by-country basis by assigning any of its rights in such Arising Product IP to the other Party in that country. If a Party assigns its rights in such Arising Product IP, the assigning Party shall have no rights to such Arising Product IP, and the assignee Party shall have the right to exercise its sole discretion in the Prosecution of the Arising Product IP. [***]. The Parties agree to execute or procure the execution of any documents and take all legally permitted actions, as needed or desired to give effect to such assignment of ownership and/or to facilitate each other’s Prosecution of Arising Product IP, including to cooperate in claiming priority and/or meeting first filing requirements as applicable, all without additional consideration.

15	THIRD PARTY INFRINGEMENT

15.1	Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of any of the Licensed Patents or any patents covering Arising Product IP, and the Parties shall consult with each other to decide the best way to respond to such infringement.

15.2	Licensee shall have the exclusive right, but not an obligation, under its own control to take action with respect to any third-party infringements of any of the Licensed Patents and any patents covering Arising Product IP in the Territory, in which case Licensee will retain any and all proceeds obtained from such proceedings, provided that any such proceeds, after deducting the Parties’ out-of-pocket expenses, shall be subject to the royalty obligations to Calliditas. Licensee agrees to keep Calliditas reasonably informed of claims relating to the Licensed Patents within the Field and the Territory or any patents covering Arising Product IP and seek the assistance and input from Calliditas on matters that may be reasonably expected to affect the validity or enforceability of the Licensed Patents outside the Territory. Calliditas agrees to reasonably assist Licensee in any proceedings referred to in this Section 15.2, at Licensee’s request and cost and expense. Licensee shall not, without the prior written consent of Calliditas, enter into any compromise or settlement relating to such proceedings that (i) admits the invalidity or unenforceability of any Licensed Patent or any patents covering Arising Product IP or (ii) admits any wrongdoing by, or result in injunctive or other relief being imposed against Calliditas.

15.3	If Licensee decides not to act against a third-party infringement of the Licensed Patents or any patents covering Arising Product IP, Licensee shall notify Calliditas in writing and Calliditas may take such actions at its own cost as expense in which case any and all proceeds obtained from such proceedings, after deducting the Parties’ out-of-pocket expenses, shall be shared by the Parties equally. Licensee agrees to reasonably assist Calliditas in any proceedings referred to in this Section 15.3 at Calliditas’ request, cost and expense. Calliditas shall not, without the prior written consent of Licensee, enter into any compromise or settlement relating to such proceedings that (i) admits the invalidity or unenforceability of any Licensed Patent or any patents covering Arising Product IP or (ii) admits any wrongdoing by, or result in injunctive or other relief being imposed against Licensee.

16	INFRINGEMENT CLAIMS

16.1	Calliditas and Licensee shall promptly inform the other in writing of any written notice to it of alleged infringement or misappropriation, based upon its performance of its obligations hereunder, of a third party’s intellectual property rights of which it shall become aware (“Infringement Claim"), and the Parties shall discuss the best way to respond to the Infringement Claim; provided that this shall not preclude the recipient of the Infringement Claim from taking necessary actions necessary actions to protect its interests under its own control and at its own expense. This notwithstanding, neither Party shall acknowledge to a third party the validity of any such Infringement Claim without the prior written consent of the other Party.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

16

16.2	If Licensee is the recipient of the Infringement Claim, Licensee shall keep Calliditas reasonably informed of all material developments in connection with such Infringement Claim. Licensee shall provide Calliditas with copies of all pleadings filed in such action and to allow Calliditas reasonable opportunity to participate in the defense of the claims. Calliditas shall assist Licensee in connection with such Infringement Claim as reasonably requested by Licensee, provided that Licensee shall reimburse Calliditas for any out of pocket costs or expenses incurred by Calliditas in connection with the Infringement Claim, and that Calliditas shall have the right to be separately represented by its own counsel at its own expense.

16.3	If Calliditas is the recipient of the Infringement Claim and provided that the Infringement Claim has relevance for Licensee’s development and commercialization of the Licensed Product in the Field in the Territory, Calliditas shall keep Licensee reasonably informed of all material developments in connection with such Infringement Claim. Further, Calliditas agrees to provide Licensee with copies of all pleadings filed in such action and to allow Licensee reasonable opportunity to participate in the defense of the claims. Licensee shall assist Calliditas in connection with such Infringement Claim as reasonably requested by Calliditas, provided that Calliditas shall reimburse Licensee for any out of pocket costs or expenses incurred by Licensee in connection with the Infringement Claim, and that Licensee shall have the right to be separately represented by its own counsel at its own expense.

16.4	In no event may either Party settle any Infringement Claim in a manner that would limit the rights of the other Party or impose any obligation on the other Party, without such other Party’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

17	TRADEMARKS

17.1	In addition to the trademarks licensed to Licensee under Section 17.2, Licensee shall commercialize the Licensed Product in the Field and the Territory in its own name and under its own trademark(s), including product name and distinctive artwork and logos (the “Trademark(s)”). Licensee shall own and be solely responsible for the Trademark(s) in the Territory and may, in its sole discretion, apply for registration or other protection of such Trademark(s) in the Territory, at its own cost and expense.

17.2	Calliditas hereby grants to Licensee, its Affiliates or permitted sublicensees an [***] license, with no additional charge, to use the trademark “NefeconTM” to promote, market, sale and otherwise commercialize the Licensed Product in the Territory. Licensee shall use such trademark in compliance with applicable laws and any written guidelines to be agreed by the Parties in writing prior to such use.

18	SUPPLY OF LICENSED PRODUCT BY CALLIDITAS

Calliditas shall supply to Licensee IMPs for use in the Trial and any other clinical trial regarding the Licensed Product in the Territory on the terms set forth in Appendix 3. Calliditas shall also supply Licensee Licensed Product for commercial use in the Territory at Fully Burdened Cost of Goods, subject to a separate commercial supply agreement to be agreed by the Parties.

19	COMMERCIALIZATION

19.1	Licensee shall use Commercially Reasonable Efforts to develop and commercially exploit the Licensed Product in the Territory.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

17

19.2	Subject to product warranty provided by Calliditas for Licensed Product supplied by Calliditas to Licensee, Licensee shall ensure that all Licensed Products marketed and sold by it are of satisfactory quality and comply with all applicable laws and regulations.

19.3	Licensee shall mark, and cause any Affiliate or permitted sublicensee to mark, any Licensed Product (or their containers or labels) with a notice that the Licensed Product is made under a license of patent rights, provided always that it is reasonably practicable to do so, and provided always that the form and content of such notice complies with all applicable laws or regulations.

20	TRANSFER OF MANUFACTURING TECHNOLOGY

20.1	Licensee shall be entitled to manufacture or have manufactured the Licensed Products itself or by appointing a designated manufacturer which could be either an Affiliate or permitted sublicensee of Licensee or a third-party manufacturer (each a “Designated Manufacturer”).

20.2	Upon Licensee’s request and subject to at least [***] prior written notice, Calliditas shall make a good faith effort to effect a technology transfer of the commercial scale manufacturing process of the Licensed Products to Licensee or its Designated Manufacturer. For that purpose, Calliditas agrees to provide Licensee or its Designated Manufacturer with:

a)	any know-how and information, trade secrets, clinical development and other technical information related to the Licensed Products (including the formulation of the Licensed Product), and any rights and licenses under corresponding intellectual property rights, which are necessary or reasonably useful, to manufacture and have manufactured the Licensed Products ("Manufacturing IP”). Such Manufacturing IP shall automatically be included in the Licensed Technology and Licensee’s rights and licenses under the Agreement as “Manufacturing” rights without additional compensation. The Manufacturing IP is provided subject to that the recipient is bound by obligations of confidentiality which are at least as strict as the obligations included in this Agreement; and

b)	such technical assistance reasonably requested by Licensee to transition manufacturing of Licensed Products to Licensee or the Designated Manufacturer as would objectively enable manufacture in sufficient quantities and of sufficient quality to support Approval and commercialization of the Licensed Product.

20.3	If Licensee requests a technology transfer in accordance with this Section 20, on or before [***] it shall pay [***] USD and reimburse Calliditas the reasonable out-of-pocket cost incurred by Calliditas to perform such technology transfer, if such request is made after [***] Licensee shall only reimburse Calliditas the reasonable out-of-pocket cost incurred by Calliditas to perform such technology transfer and shall not be required to pay the additional [***] USD.

21	LIMITED WARRANTIES; DISCLAIMER

21.1	Calliditas represents and warrants to Licensee, as of the Effective Date, that:

a)	It has the authority to (i) enter into this Agreement, and (ii) grant to Licensee the rights specified in this Agreement;

b)	it is the sole owner of or has necessary license rights to the Licensed Technology, free and clear of all liens, and has not granted (and will not grant during the Term of this Agreement) any license or other rights under the Licensed Technology that is inconsistent with the rights granted to Licensee hereunder;

c)	it has no knowledge of third-party licenses required to develop or commercialize the Licensed Product in the Field and the Territory as set out in this Agreement;

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

18

d)	it has no knowledge of any litigation, proceedings, investigations or claims of any nature, pending or threatened, which relate to the Licensed Technology or Licensed Product, and there is no judgement or settlement against it relating to the Licensed Technology or Licensed Product which affects the Licensee’s rights under this Agreement;

e)	it has no knowledge of any infringement or misappropriation of any Licensed Technology by any Third Party in the Field and the Territory;

f)	it (and, to its knowledge, any Third Party acting under its authority) has complied with all applicable laws (including without limitation GLP, GCP, GMP) In connection with its development and manufacture of the Licensed Product (including information and data provided to Competent Authorities), and has not used any employee, consultant or contractor who has been debarred by any Competent Authority, or to its knowledge, is the subject of a debarment proceeding by any Competent Authority; and

g)	Appendix 1 is a complete and accurate list of all patent applications and patents owned or controlled by Calliditas as of the Effective Date that claim the Licensed Product, including its composition of matter, or method of make or use.

21.2	Other than expressly set forth above, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ARE MADE OR GIVEN BY OR ON BEHALF OF ANY PARTY, AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

22	INDEMNIFICATION; LIABILITY

22.1	By Licensee

Licensee shall be solely responsible for its use of the Licensed Technology and its promotion, sale, lease or other disposition of the Licensed Products. Licensee agrees to indemnify and hold harmless or, at Calliditas’ option, defend Calliditas and its Affiliates, officers, directors, employees, customers, consultants, (sublicensees and agents and their respective successors, heirs and assigns (“Indemnitees”), from and against any and all third party damages, liabilities, actions, causes of action, suit, claims, demands, losses, costs and expenses (including reasonable attorney’s fees, expense of litigation and cost for enforcing this indemnity) (“Losses”), incurred by or imposed upon Calliditas or the Indemnitees or any one of them in connection with (i) the breach or non-performance of the Agreement by Licensee or its agents and/or sublicensees; (ii) the negligence of Licensee or its agents; and/or (iii) any third party claims, suits, actions, demands or judgments to the extent arising from or attributable to the promotion, sale, lease or other disposition of the Licensed Products or other use of the Licensed Technology by Licensee (including claims based on product liability laws); except, in the case of sub-clauses (i) through (iii) above for those Losses for which Calliditas, in whole or in part, is liable to indemnify Licensee pursuant to Section 22.2 below, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

22.2	By Calliditas

Calliditas agrees to indemnify and hold harmless or, at Licensee’s option, defend Licensee and its Indemnities from and against any Losses incurred by or imposed upon Licensee or the Indemnitees or any one of them due to (i) the breach or nonperformance of this Agreement by Calliditas or its agents; (ii) the negligence of Calliditas or its agents and/or (iii) Calliditas’ development, manufacture and/or commercialization of the Licensed Product; except, in the case of in the case of subclauses (i) through (iii) above for those Losses for which Licensee, in whole or in part, is liable to indemnify Calliditas pursuant to Section 22.1 above, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

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22.3	Notice of Claim

All indemnification claims in respect of a Party and Indemnitees shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Section 22 but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice.

22.4	Control of Defense

22.4.1	At its option, the indemnifying Party may assume the defense of any third-party claim by giving written notice to the Indemnified Party within [***] after the indemnifying Party’s receipt of the above notice. The assumption of the defense of a claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of such claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification.

22.4.2	Upon assuming the defense of a claim, the indemnifying Party may appoint as lead counsel in the defense of the third-party claim any legal counsel selected by the indemnifying Party which shall be reasonably acceptable to the Indemnified Party. Should the indemnifying Party assume the defense of a claim, except as provided in Section 22.5, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the third-party claim unless specifically requested in writing by the indemnifying Party. If it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the claim, the Indemnified Party shall reimburse the indemnifying Party for any and all Losses incurred by the indemnifying Party in its defense of the claim.

22.5	Right to Participate in Defense

Without limiting Section 22.4, the Indemnified Party shall be entitled to participate in, but not control, the defense of such claim and to employ counsel of its choice for such purpose; provided that such employment shall be al the Indemnified Party’s own expense unless (i) the employment thereof, and the assumption by the indemnifying Party of such expense, has been specifically authorized by the indemnifying Party in writing or (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 22.4 (in which case the Indemnified Party shall control the defense). If the interests of the Indemnified Party and the indemnifying Party with respect to such claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under applicable law, ethical rules or equitable principles, each Party shall retain its own counsel.

22.6	Settlement

22.6.1	With respect to any Losses relating solely to the payment of money damages in connection with a claim and not resulting in the Indemnified Party’s becoming subject to injunctive or other relief, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate.

22.6.2	With respect to all other Losses, where the indemnifying Party has assumed the defense of the claim in accordance with Section 22.4, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided that it obtains the prior written consent of the Indemnified Party.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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22.6.3	If the indemnifying Party does not assume and conduct the defense of a claim as provided above, the Indemnified Party may defend against such claim. Regardless of whether the indemnifying Party chooses to defend or prosecute any claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or dispose of, any claim without the prior written consent of the indemnifying Party. The indemnifying Party shall not be liable for any settlement, compromise or other disposition of a Loss by the Indemnified Party that is reached without the written consent of the indemnifying Party.

22.7	Cooperation

Regardless of whether the indemnifying Party chooses to defend or prosecute any claim, the Indemnified Party shall, and shall cause each Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

22.8	Expenses

Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a calendar quarter basis in arrears by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund if the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

22.9	Deductions for Insurance coverage

22.9.1	Payments by any indemnifying Party pursuant to Section 22.1 or Section 22.2 in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim.

22.10	Limitation of liability

22.10.1	Except for damages caused by gross negligence or intentional misconduct, and except and to the extent any such damages are required to be paid to a third party as part of a claim for which a Party provides indemnification under Section 22, neither Party nor any of its Affiliates shall be liable for any indirect, incidental, special or consequential damages, including without limitation damages for loss of profit or revenue, loss of goodwill, loss of business opportunity, loss of production, or loss of data or use, incurred by the other Party, whether an action in contract or tort, even if a Party has been advised of the possibility of such damages.

22.10.2	The aggregate and cumulative liability of Calliditas under this Agreement shall not exceed the sum of (a) [***]; and (b) [***], provided that such liability cap shall not apply in the event of fraud, intentional misconduct or intentional breach of representations or warranties, or breach of exclusivity obligations, or in the event damages are required to be paid to a third party as part of a claim for which a Party provides indemnification under Section 22. The Parties agree to include a liability cap for liability that may occur under the supply agreement.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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23	INSURANCE

Each Party agrees to maintain at its own cost and expense, while this Agreement is in effect, including any surviving obligations, a general liability insurance coverage that is reasonably adequate and customary in the insurance market in relevant locations and jurisdictions. Written proof of the existence of such insurance shall be provided to the other Party upon the other Party’s request.

24	CONFIDENTIALITY

24.1	Unless explicitly provided for herein, the Parties each agree that the Confidential Information (as hereinafter defined) of the Party disclosing such information (the “Disclosing Party") will be used by the Party receiving such information (the “Recipient”) solely for the purpose of the fulfilment of this Agreement and the Recipient hereby undertakes to keep Confidential Information in strict confidence and not disclose such information to any third party unless having obtained written approval from the Disclosing Party.

24.2	The term “Confidential Information” shall mean all information and data of a confidential, non-public, or proprietary nature relating to the Disclosing Party’s technology and business that the Recipient gets access to under this Agreement, including without limitation the Licensed Technology, trade secrets, research, technical, development, marketing, sales, business, and process information. The term shall include all analyses, compilations and other documents prepared by either of the Parties that contain or otherwise reflect or are generated from such information.

24.3	Confidential Information shall not include information that:

a)	is, or becomes through no breach of the Recipient’s obligations stated in this Agreement, public knowledge, provided, however, that Confidential Information shall not be deemed to be in the public domain merely because any part of said information is embodied in general disclosures or because individual features, components, or combinations thereof are now, or become, known to the public;

b)	which was in the possession of the Recipient at the time of disclosure, as evident by written records;

c)	is independently developed by the Recipient without reference to or use of the materials comprising Confidential Information under this Agreement (as evident by written records) after the Effective Date;

d)	is acquired from a third party who has the lawful right to make such disclosure; or

e)	is required to be disclosed by law or stock exchange regulations or in relation to the order or request of a governmental body in accordance with applicable law; provided that the Recipient shall promptly notify the Disclosing Party of such legally required disclosure and to the extent practical and permitted under law, seek a protective order or confidential treatment for such information.

24.4	The confidentiality obligations in this Section 24 shall not prevent either Party from disclosing Confidential Information in connection with:

a)	filing or prosecuting patent applications in accordance with this Agreement;

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b)	regulatory filings or as otherwise required by Competent Authorities; or

c)	prosecuting or defending litigation; or

d)	reasonably necessary disclosure to (i) such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to such Party; or (ii) to actual or potential investors, acquirors, licensees, sub-licenses and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition or collaboration; provided that in each such case on the condition that such recipients are bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement.

24.5	The Receiving Party shall procure that all of its employees, contractors, and sublicensees pursuant to this Agreement (if any) who have access to any of the Disclosing Party’s information to which Section 24.1 applies shall be made aware of and subject to these obligations and shall have entered into written undertakings of confidentiality at least as restrictive as this Section 24 which apply to the Disclosing Party’s Confidential Information.

24.6	This Section 24 shall be valid during the Term and for a period of [***] thereafter, except with respect to any information that constitutes a trade secret (as defined under applicable law), in which case the Receiving Party will continue to be bound by its obligation of confidentiality and non-use under this Section 24 for so long as such information continues to constitute a trade secret, but in no event for a period of less than the [***] period specified immediately above.

25	TERM AND TERMINATION

25.1	Unless previously terminated in accordance with other provisions of this Agreement, this Agreement shall be in effect throughout the Term. As used herein, “Term” means the term of this Agreement, which shall commence on the Effective Date and continue until Licensee is no longer obliged to pay royalties to Calliditas in accordance with Section 9.3.2 above, unless terminated earlier in accordance with this Section 25, and on such date this Agreement and the license and rights granted to Licensee hereunder shall become fully-paid, royalty-free, perpetual and irrevocable.

25.2	A Party shall have the right to immediately terminate this Agreement by written notice if the other Party on occurrence of any of the following:

25.2.1	commits or permits any material or persistent breach of any of the terms of this Agreement which is: (a) incapable of remedy and does not provide Calliditas within [***] days after receiving the breach notice from Everest with a remedial plan reasonably acceptable to Calliditas to prevent any such breach in the future or does not adhere to such remedial plan, or (b) if capable of remedy, fails to remedy that breach within [***] after receiving written notice thereof, provided that the Licensee shall have the right to an additional [***] stay if requested, during which both parties agree to in good faith enter into discussions to review the basis of the termination; or

25.2.2	suspends payments, is placed in bankruptcy, enters into liquidation or corporate reorganization, commences composition negotiations with its creditors, or may otherwise be deemed to be insolvent; or

25.2.3	Licensee’s non-compliance with Section 7.7, provided that, if Licensee in good faith disputes the basis for such termination, then such termination shall, if challenged in arbitration by Licensee in expedited dispute resolution not to exceed [***], not become effective unless and until such dispute is ruled in favor of Calliditas; or

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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25.2.4	Licensee or its Affiliate acquires rights to or develops a Competing Product in violation of Article 6, provided that the Licensee shall have the right to a [***] stay if requested, during which both parties agree to in good faith enter into discussions to review the basis of the termination.

25.3	Licensee may terminate this Agreement for convenience by written notice to Calliditas with a notice period of [***].

25.4	If Licensee or any of its Affiliates or permitted sublicensees, directly or indirectly, challenges in a legal or administrative proceeding the patentability, enforceability or validity of any Licensed Patents, then Calliditas will have the right to terminate all of Licensee’s, its Affiliates’ and its permitted sublicensees’ licenses to the challenged Licensed Patents by providing written notice of its intent to so terminate to Licensee, in which case, such termination will be effective [***] after Licensee’s receipt of such written notice unless the challenging party withdraws or causes to be withdrawn such challenge within such [***]period.

25.5	A Party’s right of termination under this Agreement, and the exercise of any such right, shall be without prejudice to any other right or remedy (including any right to claim damages) that such Party may have in the event of a breach of contract or other default by the other Party.

25.6	Upon termination of this Agreement for any reason otherwise than expiry in accordance with Section 25.1:

25.6.1	Licensee shall be entitled to sell, use, or otherwise dispose of (subject to payment of royalties under Section 9.3) any unsold or unused stocks of Licensed Products for a period of [***] following the date of termination, provided that Licensee complies with all terms and conditions of this Agreement (and for that purpose the Agreement will remain in effect on a non-exclusive basis). This paragraph shall, however, not apply if Calliditas has terminated this Agreement pursuant to Sections [___], or 25.4;

25.6.2	Subject to paragraph 25.6.1 above, Licensee shall no longer be licensed to use or otherwise exploit in any way, either directly or indirectly, the Licensed Patents, in so far and for as long as any of the Licensed Patents remain in force, or the Know-How;

25.6.3	Subject to paragraph 25.6.1 above, Licensee shall consent to the cancellation of any formal license granted to it, or of any registration of it in any register, in relation to any of the Licensed Patents;

25.6.4	Any sublicences granted by Licensee shall terminate automatically unless otherwise agreed by the Parties;

25.6.5	Each Party shall return to the other or, at the other Party’s request, destroy any documents or other materials that are in its possession or under its control and that contain the other Party’s Confidential Information. Each Party may retain one copy to the extent required by applicable laws, provided that the obligations of confidentiality in Section 24 above shall continue to apply for such retained copies;

25.6.6	At Calliditas’ option, Licensee shall transfer to Calliditas exclusively and free of charge (but subject to Section 25.6.10) (i) the Approvals, (ii) the Territory Dossier and the Regulatory Documentation, (iii) Licensee’s share in Arising Product IP and New Data, and (iv) to the extent specifically pertaining to the Licensed Products, any agreements with third-parties (including, if applicable, agreements with any manufacturers, contract research organizations, clinical sites and investigators) necessary to continue development and sales of the Licensed Products. To the extent such transfer is not permitted under applicable law, Licensee shall grant and cause to be granted, and hereby grants, to Calliditas an exclusive (even towards Licensee and its Affiliates) right and license to access, use, and cross-reference the same for any purpose including unrestricted sublicensing rights. Calliditas shall reimburse Licensee for any documented out-of-pocket expenses resulting from such transfers;

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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25.6.7	At Calliditas’ option, Licensee will cooperate with Calliditas to transfer any ongoing clinical trials or post-approval studies for which it has responsibility hereunder in which patient dosing has commenced or, if such transfer is not reasonably practicable, Licensee shall use reasonable efforts to complete such trials (and then assign all related Regulatory Documentation and investigator and other agreements relating to such trials) on behalf of Calliditas; provided that (i) Calliditas shall reimburse Licensee for all reasonable and documented out-of-pocket costs incurred by Licensee in completing such trials following the effective date of termination, (ii) Calliditas maintains clinical trial insurance with respect to such trials, which insurance will name Licensee as an additional insured and (iii) Calliditas will indemnify Licensee for all Losses incurred by Licensee following the effective date of termination on account of Licensee completing such trials on behalf of Calliditas, except to the extent such Losses result from Licensee’s failure to conduct the trials in accordance with applicable protocols and laws or the gross negligence or willful misconduct of Licensee;

25.6.8	Subject as provided in this Section 25.6, and except in respect of any accrued rights, neither Party shall be under any further obligation to the other Party;

25.6.9	Upon expiration or termination of this Agreement for any reason, Calliditas shall have an option to acquire the Trademark(s) (including any and all goodwill, acquired distinctiveness and/or use based rights that may arise in connection with Licensee’s use) against reasonable compensation mutually agreed between the Parties;

25.6.10	In the event of termination of this Agreement for other cause than by Calliditas pursuant to Sections 25.2 or 25.4, Calliditas shall pay to Licensee a royalty on annual Net Sates in the Territory of:

25.6.10.1	[***]% as regards any Licensed Product that has successfully completed a pivotal efficacy and safety clinical trial (Phase 3 trial) in the Territory, but is not yet Approved at the time of termination;

25.6.10.2	[***]% as regards any Licensed Product that is Approved in the Territory.

For clarity, royalties will only be payable if the commercialization or development of such Product uses Arising Product IP or New Data transferred to Calliditas in accordance with Section 25.6.6 above.

25.6.11	The termination of this Agreement shall not release either Party from any obligation or liability incurred prior to the effective date of such termination. All provisions, which by their express terms or by implication are regulating rights and obligations of the Parties to be performed after termination of this Agreement, or which are prospective in nature, shall survive such termination.

26	FORCE MAJEURE

Neither Party shall have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement that result from circumstances beyond the reasonable control of that Party, including but not limited to strikes, lock outs or labor disputes of any kind (whether relating to its own employees or others), fire, flood, explosion, natural catastrophe, military operations, blockade, sabotage, revolution, riot, civil commotion, war or civil war, acts of terror, plant breakdown, computer or other equipment failure and inability to obtain equipment, legislative measures or regulations promulgated by governmental authorities, delay in transportation or defects or delays in deliveries by sub-suppliers or similar event affecting the performance of a Party or its subcontractor. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so. Nothing in this Section 26, however, shall excuse any late payment by Licensee of any amount(s) due under this Agreement.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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27	MISCELLANEOUS

27.1	Assignment. Calliditas may transfer this Agreement and any rights and obligations arising hereunder to an Affiliate or any third party upon written notice to Licensee. This Agreement is personal to Licensee. Accordingly, Licensee shall not assign, pledge, charge, or otherwise transfer any rights or obligations under this Agreement, other than to an Affiliate or in connection with a sale of all or substantially all of its stock or assets to which this Agreement pertains, without the prior written consent of Calliditas. Any assignee must undertake in writing towards Calliditas to be bound by and perform the obligations of Licensee under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

27.2	No waiver. No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

27.3	Invalidity. If any provision or part of this Agreement is held to be invalid, amendments to this Agreement may be made by the addition or deletion of wording as appropriate to remove the invalid part or provision but otherwise retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law.

27.4	Independent Contractors. Each Party is an independent contractor and neither Party has, nor shall have, any power, right or authorization to bind the other or to assume or create any obligations or responsibilities, express or implied, on behalf of the other or in the other’s name. The Swedish Act on Partnerships and Non-registered Partnership (Sw: lag om handelsbolag och enkla bolag (1980:1102)) shall not apply to this Agreement.

27.5	Further Assurance. Each Party agrees to execute, acknowledge, and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

27.6	Public Announcements. Subject to each Party’s obligations to disclose information pursuant to applicable laws, regulations and stock exchange rules, neither Party shall make any press or other public announcement concerning any aspect of this Agreement or make any use of the name of the other Party in connection with or in consequence of this Agreement, without the prior written consent of the other Party.

27.7	Entire Agreement. This Agreement represents the entire understanding between the Parties, and supersedes all other agreements, express or implied, between the Parties concerning the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument duly signed by the Parties thereto.

27.8	Counterparts. This Agreement may be executed simultaneously via facsimile or electronically via “PDF-file” and in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A Party may evidence execution of the Agreement by electronic means (e.g., facsimile, pdf via e-mail, or comparable means).

27.9	Notices. Any notice to be given under this Agreement shall be in writing and shall be sent to the address of the relevant Party set out at the head of this Agreement or to such other address as that Party may from time to time notify to the other Party in accordance with this Section 27.8.

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28	GOVERNING LAW AND ARBITRATION

28.1	The validity, construction, and performance of this Agreement shall be governed by the laws of England and Wales, without regard to its choice of law principles.

28.2	All disputes arising out of or in connection with the present contract shall be finally settled under the [***] by one or more arbitrators appointed in accordance with the said Rules.

28.3	The place of arbitration shall be [***]The language to be used in the arbitral proceedings shall be English.

28.4	Any arbitral award shall be final and binding on the Parties and may be entered and enforced in any court having jurisdiction. Any dispute resolved under this Section 28 shall be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings except to the extent required for enforcement of such decision or award. Section 24 shall apply to all such information. The competent court or arbitration tribunal shall, any provision of applicable law notwithstanding, in its discretion award to the prevailing Party the costs and expenses incurred by the prevailing party in connection with any court proceedings, including the prevailing Party’s cost of its own reasonable attorneys’ and experts’ fees; provided that if complete liability is not assessed against only one Party, the Parties will share the total costs in proportion to their respective amounts of liability so determined.

28.5	Nothing in this Section 28 precludes either Party’s right to seek interim relief or similar provisional measures in national courts, such as a temporary restraining order, preliminary injunction or other interim measure, if necessary to protect the interests of such Party.

Signature page follows.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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This Agreement has been executed in two (2) originals, of which the Parties have received one (1) each.

CALLIDITAS THERAPEUTICS AB (PUBL)

Name:	Name:

EVEREST MEDICINES II LIMITED

Name:	Name:

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APPENDIX 1

LICENSED PATENTS

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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APPENDIX 2

NEFECON

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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APPENDIX 3

SUPPLY TERMS FOR IMP

Orders	[***]
Price	[***]
Terms of delivery	[***]
Delay	[***]
Warranty	[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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